Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2013 Results and 2014 Guidance

Company Announces $0.06 Increase in Regular Quarterly Cash Dividend to $0.57 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 30, 2014--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $51.3 million for the fourth quarter and $200.9 million for the year;
  12-month backlog of $167.1 million;
  Earnings per diluted share of $0.90 for the quarter and $2.95 for the year;
  Cash provided by operations of $14.7 million for the quarter and $29.0 million for the year;
  Quarterly dividend of $0.57 per share, an increase of $0.06 per share; and
  Record cash collections of $56.2 million for the quarter and $189.6 million for the year.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2013.

The Company also announced that its Board of Directors has approved an increase in the regular quarterly cash dividend of $0.06 to $0.57 (fifty-seven cents) per share, payable on February 28, 2014, to stockholders of record as of the close of business on February 13, 2014.

Total revenues for the fourth quarter ended December 31, 2013, increased 7% to $51.3 million, compared with total revenues of $47.9 million for the prior-year fourth quarter. Net income for the quarter ended December 31, 2013, increased 10% to $10.0 million, or $0.90 per diluted share, compared with $9.1 million, or $0.83 per diluted share, for the quarter ended December 31, 2012. Cash provided by operations for the fourth quarter of 2013 was $14.7 million, compared with $14.3 million for the prior-year fourth quarter. Cash collections for the fourth quarter ended December 31, 2013, were $56.2 million, compared with cash collections of $53.2 million for the prior-year fourth quarter.

Total revenues for the year ended December 31, 2013, increased 10% to $200.9 million, compared with total revenues of $183.3 million for the prior year. Net income for the year ended December 31, 2013, increased 9% to $32.7 million, or $2.95 per diluted share, compared with $30.0 million, or $2.71 per diluted share, for the year ended December 31, 2012. Cash provided by operations for 2013 was $29.0 million, compared with $32.2 million for the prior year. Cash collections for 2013 were $189.6 million, compared with cash collections of $184.0 million for the prior year.

During 2012, the Company installed systems under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. Although the related system installations were substantially completed during 2012 and no such contracts were offered during 2013, the total remaining accumulated unrecognized revenue related to such contracts as of December 31, 2013, was approximately $2.7 million.

For 2014, the Company anticipates total revenues of $205.0 million to $215.0 million and net income of approximately $36.0 million to $38.0 million, or $3.25 to $3.40 per diluted share. CPSI’s 12-month backlog as of December 31, 2013, was $167.1 million, consisting of $50.9 million in non-recurring system purchases and $116.2 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2013 conference call will be available on-line at the Company’s website, www.cpsi.com, on January 31, 2014, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of electronic health records systems for more than 650 community, rural and critical access hospitals and their 12,000 providers. Founded in 1979, the Company is dedicated to meeting the ever-changing needs of health IT, while optimizing the quality of care for communities in 45 states and the District of Columbia. CPSI provides a complete information and patient care system from business office to bedside combined with comprehensive implementation, training and ongoing support from our staff of approximately 1,400 healthcare and business professionals. CPSI’s wholly owned subsidiary, TruBridge, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. To join the conversation with CPSI, connect with us on Facebook, Twitter (@cpsiehr) and on the CPSI blog. For more information, visit www.cpsi.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales revenues:
System sales	$20,509	$20,089	$79,792	$72,553
Support and maintenance (1)	18,094	16,966	71,506	67,293
Business management, consulting and managed IT services (1)	12,671	10,860	49,565	43,463
Total sales revenues	51,274	47,915	200,863	183,309

Cost of sales:
System sales	10,264	12,912	47,840	49,019
Support and maintenance (1)	7,093	7,127	28,640	27,710
Business management, consulting and managed IT services (1)	8,430	6,636	30,646	25,919
Total cost of sales	25,787	26,675	107,126	102,648
Gross profit	25,487	21,240	93,737	80,661

Operating expenses:
Sales and marketing	3,740	3,630	14,737	14,290
General and administrative	5,786	5,248	28,756	25,094
Total operating expenses	9,526	8,878	43,493	39,384

Operating income	15,961	12,362	50,244	41,277
Other income, net	80	110	467	721
Income before taxes	16,041	12,472	50,711	41,998
Provision for income taxes	5,996	3,333	17,968	12,025
Net income	$10,045	$9,139	$32,743	$29,973

Basic earnings per share	$0.90	$0.83	$2.95	$2.71
Diluted earnings per share	$0.90	$0.83	$2.95	$2.71

Weighted average shares outstanding:
Basic	11,159	11,074	11,101	11,066
Diluted	11,159	11,074	11,101	11,066

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands)

	Dec. 31, 2013	Dec. 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,729	$8,912
Investments	10,703	10,675
Accounts receivable, net of allowance for doubtful accounts of $1,125 and $1,124, respectively	20,076	19,705
Financing receivables, current portion, net	25,387	4,618
Inventories	1,589	1,682
Deferred tax assets	2,366	2,464
Prepaid income taxes (1)	–	1,064
Prepaid expenses and other	901	1,081
Total current assets	72,751	50,201

Financing receivables, net of current portion	551	7,863
Property and equipment	27,748	26,528
Accumulated depreciation	(8,516)	(7,498)
Total assets	$92,534	$77,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,214	$2,980
Deferred revenue	9,581	7,453
Accrued vacation	3,695	3,506
Income taxes payable (1)	797	–
Other accrued liabilities (1)	4,164	3,777
Total current liabilities	21,451	17,716

Deferred tax liabilities	2,001	2,176

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,159 and 11,078 shares issued and outstanding	11	11
Additional paid-in capital	34,644	32,848
Accumulated other comprehensive income	11	28
Retained earnings	34,416	24,315
Total stockholders’ equity	69,082	57,202
Total liabilities and stockholders’ equity	$92,534	$77,094

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cash Flow Information
Net cash provided by operating activities	$14,725	$14,252	$29,047	$32,207
Net cash used in investing activities	(325)	4,952	(3,685)	1,482
Net cash used in financing activities	(5,585)	(16,122)	(22,546)	(31,440)

Free Cash Flow
Net cash provided by operating activities	$14,725	$14,252	$29,047	$32,207
Less: Purchases of capital assets	(314)	(2,039)	(3,630)	(4,363)
Free cash flow	$14,411	$12,213	$25,417	$27,844

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer